As filed with the Securities and Exchange Commission on November 21, 2001
                                                     Registration No. 333-______
 -------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------
                         POST EFFECTIVE AMENDMENT NO. 1
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             -----------------------

                              INTRACO SYSTEMS, INC.
  ----------------------------------------------------------------------------
                 (Name of Small Business Issuer in its Charter)

        Nevada                               7389                                87-0381511
------------------------------    -------------------------------     ------------------------------
(State or Other Jurisdiction of    (Primary Standard Industrial               (I.R.S. Employer
Incorporation or Organization)     Classification Code Number)               Identification No.)

                               3998 FAU Boulevard
                                    Suite 210
                            Boca Raton, Florida 33431
                                 (561) 367-0600
          -------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)


            3998 FAU Boulevard, Suite 210, Boca Raton, Florida 33431
-------------------------------------------------------------------------------
(Address of Principal Place of Business or Intended Principal Place of Business)

                                  ------------

                                 Tarek Kirschen
                                       CEO
                               3998 FAU Boulevard
                                    Suite 210
                            Boca Raton, Florida 33431
                                 (561) 367-0600
            ---------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
                             Joel D. Mayersohn, Esq.
                              Atlas Pearlman, P.A.
                           350 East Las Olas Boulevard
                                   Suite 1700
                         Fort Lauderdale, Florida 33301
                            Telephone: (954) 761-1200
                            Facsimile: (954) 766-7800


         Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                EXPLANATORY NOTE

         The Registrant is filing this Post Effective Amendment No. 1 to the registration statement in order to de-register 4,600,000 shares of Common Stock held by the following four entities: Albedo Investments Limited S.A. (1,400,000 shares), Zurich Mutual S.A. (1,200,000 shares), Vestar Capital Corp. (1,500,000 shares), and FHIC Corp. (500,000 shares).

PROSPECTUS

                  SUBJECT TO COMPLETION DATED NOVEMBER 20, 2001

                        2,961,538 Shares of Common Stock

                              INTRACO SYSTEMS, INC.

         We are registering 2,961,538 shares of common stock held by unaffiliated third parties.

         We will not receive any proceeds from the sale of the 2,961,538 shares of common stock listed above. We will pay our out-of-pocket expenses and accounting fees and expenses incurred in registering these shares for sale. One of the selling shareholders has agreed to provide the legal services related to this prospectus at no additional charge to Intraco.

         The shareholders named in this prospectus may offer and sell these shares at any time using a variety of different methods. The actual number of shares sold and the prices at which the shares are sold will depend upon the market price at the time of those sales; therefore, we have not included in this prospectus information about the price to the public of the shares or the proceeds to the selling shareholders.

         Our common stock is quoted on the OTC Bulletin Board under the symbol "INSY." On November 19, 2001, the last reported price for our common stock on the OTC Bulletin Board was $0.07 per share.

         You should carefully consider the section titled "Risks of Investing in Intraco Shares" beginning on page 2 of this prospectus.

                      ------------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                      ------------------------------------

                The date of this prospectus is November 20, 2001

                      ------------------------------------

         The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              SELLING SHAREHOLDERS

         The following table shows certain information as of the date of this prospectus regarding the number of shares of our common stock beneficially owned by each selling shareholder and the number of shares each selling shareholder is including for sale in this prospectus. This table assumes that all shares offered for sale in the prospectus are sold.

                                           Shares Owned
                                           Beneficially        Shares Available              Shares
Selling                                    Prior to this          Pursuant to              Owned after
Shareholder                                  Offering           this Prospectus              Offering
-----------                                ---------------     -------------------       ----------------

                                    Number      Percent                               Number            Percent
                                    ------      -------                               ------            -------
Jonathan Bloch                       33,333           *             33,333                  0                 0
Broad and Cassel                    794,872       2.74%            794,872                  0                 0
Lawrence Calahan                     10,000           *             10,000                  0                 0
Jed Cohen                            33,333           *             33,333                  0                 0
Dubois Investments                  500,000       1.72%            500,000                  0                 0
Gerard Klauer Mattison &            233,338           *            233,338                  0                 0
   Co., Inc.
Emanuel Gerard                       66,666           *             66,666                  0                 0
Martin Katz                       3,000,000      10.32%          1,000,000          2,000,000             6.88%
Gerold Klauer                        66,666           *             66,666                  0                 0
Sean McGowan                         66,666           *             66,666                  0                 0
Dominic Petito                       66,666           *             66,666                  0                 0
Ronald Silverman                     33,333           *             33,333                  0                 0
David Stetson                         6,666           *              6,666                  0                 0
Simon Strauss                        33,333           *             33,333                  0                 0
Charles Ughetta                      16,666           *             16,666                  0                 0

------------------------
*   Less than 1%.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this Post Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, in the City of Boca Raton in the State of Florida on the 30th day of October, 2001.

                                       INTRACO SYSTEMS, INC.


                                       By: /s/ Tarek Kirschen
                                          --------------------------------------
                                         Tarek Kirschen, Chief Executive Officer


         In accordance with the requirements of the Securities Act of 1933, as amended, this Post Effective Amendment No. 1 to the registration statement has been signed by the following persons in the capacities and on the dates stated.


         SIGNATURE                 TITLE                       DATE
         ---------                 -----                       ----


/s/ Tarek Kirschen                 Chief Executive Officer,    November 20, 2001
--------------------------         and Director
Tarek Kirschen


/s/ Robert Hildreth, Jr.           Chairman of the Board       November 20, 2001
--------------------------
Robert Hildreth, Jr.


/s/ Benjamin W. Krieger            Director                    November 20, 2001
--------------------------
Benjamin W. Krieger